Exhibit 99.1

JBI, Inc. Announces Completion of its Third Plastic2Oil® Processor

Niagara Falls, New York, June 13, 2013 - JBI, Inc. (the “Company” or “JBI”) (OTCQB: JBII), a clean energy company that recycles waste plastic into liquid fuels, is pleased to announce that it has finished assembly of its third Plastic2Oil (“P2O”®) processor at its Niagara Falls facility.

The designs behind the third processor have undertaken significant upgrades since the previous generation processors, including the addition of a real-time residue removal process that the Company anticipates will increase processor uptime, as measured by the amount of time the processor is at full capacity producing fuel. All individual subsystems, including burners, kilns, towers, off gas, cooling and flue gas systems have been tested and are operational.  Processor 3 is now undergoing initial plastic feeding, fuel production and process debugging, which will address any initial problems and any parts that may potentially fail under the full heat of the process and plastic loads. This testing is consistent with the Company’s standardized new processor start-up protocol.

“Hands down, we believe that this processor will be recognized as the world’s most technologically advanced and efficient piece of machinery in the emerging plastic to oil market. We have addressed the residue removal challenge head on with the addition of the continuous removal system. In addition to the towers being larger than those of the previous generation processors, we have also used operational data from previous generation processors to make a significant number of upgrades to the rest of this processor. We believe this processor is positioned to be second-to-none in terms of fuel product, emissions, process efficiency, automation and operating cost,” said John Bordynuik, Chief of Technology and Company founder.

JBI President and Chief Executive Officer Tony Bogolin said, “We believe that this new processor will significantly improve our production and will be our flagship for use at future P2O sites. In addition, we anticipate that consistent production out of this processor will be a stabilizing force to help fuel the Company’s growth.”

“We expect that this processor’s operation will translate directly into increased revenues, improved margins and ongoing growth,” continued Mr. Bogolin. “In addition to working towards consistent production, our highest priorities remain aggressively managing costs and working towards constituting a highly qualified Board of Directors.”

Since 2011, through March 31, 2013, JBI has processed approximately 2.8 million pounds of plastic and produced approximately 482,000 gallons of in-spec end user fuels, including diesel, fuel oil #6 and naphtha.

For further information about JBI, Inc., including its financial results, readers of this press release should review the Company’s disclosures in its Quarterly Report on Form 10-Q, which is publicly available on the website of the Securities and Exchange Commission at www.sec.gov.

About JBI, Inc.

JBI, Inc. is a clean energy company that recycles waste plastic into liquid fuels. JBI’s proprietary Plastic2Oil® technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. For further information, please visit www.plastic2oil.com.

Forward Looking Statements

This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 15, 2013 and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT

Chris Irons
Corporate Communications & Investor Relations Manager
716.471.5995
ir@jbi.net

MEDIA INQUIRIES

media@jbi.net
or please visit the JBI, Inc. Newsroom at
www.plastic2oil.com